EXHIBIT 99.1
SOUTHSIDE BANCSHARES, INC.
ANNOUNCES FINANCIAL RESULTS FOR THE
FIRST QUARTER ENDED MARCH 31, 2024

•First quarter net income of $21.5 million;
•Linked quarter loan growth of 1.2%;
•First quarter earnings per diluted common share of $0.71;
•Annualized return on first quarter average assets of 1.03%;
•Annualized return on first quarter average tangible common equity of 15.07%(1); and
•Nonperforming assets remain low at 0.10% of total assets.
Tyler, Texas (April 25, 2024) Southside Bancshares, Inc. (“Southside” or the “Company”) (NASDAQ: SBSI) today reported its financial results for the quarter ended March 31, 2024. Southside reported net income of $21.5 million for the three months ended March 31, 2024, a decrease of $4.5 million, or 17.4%, compared to $26.0 million for the same period in 2023. Earnings per diluted common share decreased $0.12, or 14.5%, to $0.71 for the three months ended March 31, 2024, from $0.83 for the same period in 2023. The annualized return on average shareholders’ equity for the three months ended March 31, 2024, was 11.02%, compared to 13.92% for the same period in 2023.  The annualized return on average assets was 1.03% for the three months ended March 31, 2024, compared to 1.38% for the same period in 2023.
“Linked quarter, loans increased an annualized 4.7%, while our deposits remained flat.” stated Lee R. Gibson, President and Chief Executive Officer of Southside. “Net interest income decreased $1.1 million, and the net interest margin decreased 13 basis points. The maturity of three low interest rate cash flow swaps along with ongoing higher funding costs were the primary reasons for the decrease. There are no additional swaps maturing this year. During the quarter, we began evaluating cost containment opportunities. Through retirement, a reduction in workforce, and attrition during 2024, we currently anticipate annualized cost savings of approximately $3.5 million, 80% of which should be reflected beginning in the third quarter this year and 100% in 2025. We expensed approximately $618,000 during the quarter associated with these cost reductions. In the coming months we will continue to evaluate further cost containment and revenue generating opportunities.”
Operating Results for the Three Months Ended March 31, 2024
Net income was $21.5 million for the three months ended March 31, 2024, compared to $26.0 million for the same period in 2023, a decrease of $4.5 million, or 17.4%. Earnings per diluted common share were $0.71 and $0.83 for the three months ended March 31, 2024 and 2023, respectively. The decrease in net income was primarily a result of the decrease in noninterest income and the increase in noninterest expense. Annualized returns on average assets and average shareholders’ equity for the three months ended March 31, 2024 were 1.03% and 11.02%, respectively, compared to 1.38% and 13.92%, respectively, for the three months ended March 31, 2023.  Our efficiency ratio and tax-equivalent efficiency ratio(1) were 57.95% and 55.54%, respectively, for the three months ended March 31, 2024, compared to 53.57% and 50.99%, respectively, for the three months ended March 31, 2023, and 53.30% and 50.86%, respectively, for the three months ended December 31, 2023.
Net interest income for the three months ended March 31, 2024 was $53.3 million, a decrease of only $5,000 from the same period in 2023. Linked quarter, net interest income decreased $1.1 million, or 2.1%, compared to $54.5 million during the three months ended December 31, 2023. The decrease in net interest income was largely due to increases in the average rate paid on our interest bearing liabilities and average balance of our interest bearing liabilities, partially offset by the increase in the average balance of interest earning assets and the increase in the average yield of interest earning assets. During the first quarter of 2024, three of our lower rate cash flow swaps which totaled $120.0 million matured and the rate associated with the funding increased over 4.0%.
Our net interest margin and tax-equivalent net interest margin(1) decreased to 2.72% and 2.86%, respectively, for the three months ended March 31, 2024, compared to 3.02% and 3.21%, respectively, for the same period in 2023. Linked quarter, net interest margin and tax-equivalent net interest margin(1) decreased from 2.83% and 2.99%, respectively for the three months ended December 31, 2023.
Noninterest income was $9.7 million for the three months ended March 31, 2024, a decrease of $2.3 million, or 19.2%, compared to $12.0 million for the same period in 2023. The decrease was due to a $2.4 million net gain on sale of equity securities during the three months ended March 31, 2023, as well as a decrease in bank owned life insurance (“BOLI”) income due to a death benefit realized in 2023, a loss on sale of loans, and decreases in deposit services income and other noninterest income during the three months ended March 31, 2024. These decreases were partially offset by a decrease in net loss on sale

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of securities available for sale (“AFS”) and an increase in brokerage services income during the three months ended March 31, 2024. On a linked quarter basis, noninterest income increased $7.2 million, or 288.8%, compared to the three months ended December 31, 2023. The increase was due to a net loss on sale of AFS of $10.4 million for the three months ended December 31, 2023, partially offset by a decrease in BOLI income related to a $2.0 million death benefit realized in the fourth quarter of 2023.
Noninterest expense increased $2.0 million, or 5.8%, to $36.9 million for the three months ended March 31, 2024, compared to $34.8 million for the same period in 2023, due to increases in salaries and employee benefits, software and data processing expense, FDIC insurance and other noninterest expense, partially offset by decreases in net occupancy expense and professional fees. On a linked quarter basis, noninterest expense increased by $1.7 million, or 4.8%, compared to the three months ended December 31, 2023, due to an increase in salaries and employee benefits expense primarily due to normal salary increases effective in the first quarter of 2024 and approximately $618,000 associated with future cost reductions.
Income tax expense increased $0.1 million, or 1.7%, for the three months ended March 31, 2024, compared to the same period in 2023. On a linked quarter basis, income tax expense increased $2.4 million, or 109.5%. Our effective tax rate (“ETR”) increased to 17.7% for the three months ended March 31, 2024, compared to 14.9% for the three months ended March 31, 2023, and increased from 11.3% for the three months ended December 31, 2023. The higher ETR for the three months ended March 31, 2024 compared to the same period in 2023, was primarily due to a decrease in tax-exempt income as a percentage of pre-tax income.
Balance Sheet Data
At March 31, 2024, Southside had $8.35 billion in total assets, compared to $8.28 billion at December 31, 2023 and $7.79 billion at March 31, 2023.
Loans at March 31, 2024 were $4.58 billion, an increase of $424.7 million, or 10.2%, compared to $4.15 billion at March 31, 2023. Linked quarter, loans increased $52.9 million, or 1.2%, due to increases of $244.9 million in commercial real estate loans and $23.8 million in 1-4 family residential loans. These increases were partially offset by decreases of $190.3 million in construction loans, $13.9 million in municipal loans, $8.8 million in commercial loans, and $2.7 million in loans to individuals.
Securities at March 31, 2024 were $2.71 billion, a decrease of $33.6 million, or 1.2%, compared to $2.75 billion at March 31, 2023. Linked quarter, securities increased $108.8 million, or 4.2%, from $2.60 billion at December 31, 2023.
Deposits at March 31, 2024 were $6.55 billion, an increase of $707.5 million, or 12.1%, compared to $5.84 billion at March 31, 2023, primarily due to an increase in brokered deposits of $314.6 million, or 67.3%, and an increase in public fund deposits of $281.3 million, or 31.3%. Linked quarter, deposits decreased $3.9 million, or 0.1%, from $6.55 billion at December 31, 2023.
At March 31, 2024, we had 179,889 total deposit accounts with an average balance of $32,000. Our estimated uninsured deposits was 36.5% as of March 31, 2024. When excluding affiliate deposits (Southside-owned deposits) and public fund deposits (all collateralized), our total estimated deposits without insurance or collateral was 18.5% as of March 31, 2024. We continued to increase interest rates paid on deposits during the first quarter in order to retain deposits and to remain competitive with current pricing in the market. Our noninterest bearing deposits represent approximately 20.8% of total deposits. Linked quarter, our cost of interest bearing deposits increased 14 basis points from 2.83% in the prior quarter to 2.97%. Linked quarter, our cost of total deposits increased 16 basis points from 2.20% in the prior quarter to 2.36%.
Our cost of interest bearing deposits increased 115 basis points, from 1.82% for the three months ended March 31, 2023, to 2.97% for the three months ended March 31, 2024. Our cost of total deposits increased 102 basis points, from 1.34% for the three months ended March 31, 2023, to 2.36% for the three months ended March 31, 2024.
Capital Resources and Liquidity
Our capital ratios and contingent liquidity sources remain solid. During the first quarter ended March 31, 2024, we did not purchase any common stock pursuant to our Stock Repurchase Plan. Under this plan, repurchases of our outstanding common stock may be carried out in open market purchases, privately negotiated transactions or pursuant to any trading plan that might be adopted in accordance with Rule 10b5-1 of The Securities Exchange Act of 1934, as amended. The Company has no obligation to repurchase any shares under the Stock Repurchase Plan and may modify, suspend or discontinue the plan at any time. We have not purchased any common stock pursuant to the Stock Repurchase Plan subsequent to March 31, 2024.
We utilized the Federal Reserve’s Bank Term Funding Program (“BTFP”) to reduce our overall funding costs and to enhance our interest rate risk position. As of March 31, 2024, our BTFP borrowings of $116.1 million were at a cost of 5.40%. As of March 31, 2024, our total available contingent liquidity, net of current outstanding borrowings, was $2.35 billion, consisting of FHLB advances, Federal Reserve Discount Window and correspondent bank lines of credit.
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Asset Quality
Nonperforming assets at March 31, 2024 were $8.0 million, or 0.10% of total assets, an increase of $4.8 million, or 150.9%, compared to $3.2 million, or 0.04% of total assets, at March 31, 2023. Linked quarter, nonperforming assets increased $4.0 million from $4.0 million at December 31, 2023 due primarily to an increase of $3.8 million, or 98.2%, in nonaccrual loans, largely the result of one commercial real estate loan and one commercial loan relationship. Since March 31, 2024, we have received approximately $1.6 million combined, of payments on the commercial loan relationship and the payoff of one larger residential real estate loan.
The allowance for loan losses totaled $43.6 million, or 0.95% of total loans, at March 31, 2024, compared to $36.3 million, or 0.87% of total loans, at March 31, 2023. The allowance for loan losses was $42.7 million, or 0.94% of total loans, at December 31, 2023.
For the three months ended March 31, 2024, we recorded a provision for credit losses for loans of $1.2 million, compared to $0.1 million and $2.2 million for the three months ended March 31, 2023 and December 31, 2023, respectively. Net charge-offs were $0.3 million for the three months ended March 31, 2024, compared to net charge-offs of $0.3 million and $1.3 million for the three months ended March 31, 2023 and December 31, 2023, respectively.
We recorded a reversal of provision for credit losses on off-balance-sheet credit exposures of $1.1 million and $0.1 million for the three months ended March 31, 2024 and 2023, respectively, and a provision for credit losses on off-balance-sheet credit exposures of $0.1 million for the three months ended December 31, 2023. The decrease in provision for the three months ended March 31, 2024, compared to the same period in 2023, was due to a lower balance of off-balance-sheet credit exposure as these were funded during the period. The balance of the allowance for off-balance-sheet credit exposures at March 31, 2024 and 2023, was $2.8 million and $3.6 million, respectively, and is included in other liabilities.
Dividend
Southside Bancshares, Inc. declared a first quarter cash dividend of $0.36 per share on February 1, 2024, which was paid on February 29, 2024, to all shareholders of record as of February 15, 2024.
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(1) Refer to “Non-GAAP Financial Measures” below and to “Non-GAAP Reconciliation” at the end of the financial statement tables in this Earnings Release for more information and for a reconciliation of this non-GAAP financial measure to the nearest GAAP financial measure.
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Conference Call
Southside's management team will host a conference call to discuss its first quarter ended March 31, 2024 financial results on Thursday, April 25, 2024 at 11:00 a.m. CDT.  The conference call can be accessed by webcast, for listen-only mode, on the company website, https://investors.southside.com, under Events.
Those interested in participating in the question and answer session, or others who prefer to call-in, can register at https://register.vevent.com/register/BI45f96322574d452abfa8520cda8fa8b2 to receive the dial-in number and unique code to access the conference call seamlessly. While not required, it is recommended that those wishing to participate, register 10 minutes prior to the conference call to ensure a more efficient registration process.
For those unable to attend the live event, a webcast recording will be available on the company website, https://investors.southside.com, for at least 30 days, beginning approximately two hours following the conference call.

Non-GAAP Financial Measures
Our accounting and reporting policies conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP measures are used by management to supplement the evaluation of our performance. These include the following fully taxable-equivalent measures (“FTE”): (i) Net interest income (FTE), (ii) net interest margin (FTE), (iii) net interest spread (FTE), and (iv) efficiency ratio (FTE), which include the effects of taxable-equivalent adjustments using a federal income tax rate of 21% to increase tax-exempt interest income to a tax-equivalent basis. Interest income earned on certain assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments.
Net interest income (FTE), net interest margin (FTE) and net interest spread (FTE). Net interest income (FTE) is a non-GAAP measure that adjusts for the tax-favored status of net interest income from certain loans and investments and is not permitted under GAAP in the consolidated statements of income. We believe this measure to be the preferred industry measurement of net interest income and that it enhances comparability of net interest income arising from taxable and tax-exempt sources. The most directly comparable financial measure calculated in accordance with GAAP is our net interest income. Net interest margin (FTE) is the ratio of net interest income (FTE) to average earning assets. The most directly comparable financial measure calculated in accordance with GAAP is our net interest margin. Net interest spread (FTE) is the difference in the average yield on average earning assets on a tax-equivalent basis and the average rate paid on average interest bearing liabilities. The most directly comparable financial measure calculated in accordance with GAAP is our net interest spread.
Efficiency ratio (FTE).  The efficiency ratio (FTE) is a non-GAAP measure that provides a measure of productivity in the banking industry. This ratio is calculated to measure the cost of generating one dollar of revenue. The ratio is designed to reflect the percentage of one dollar which must be expended to generate that dollar of revenue. We calculate this ratio by dividing noninterest expense, excluding amortization expense on intangibles and certain nonrecurring expense by the sum of net interest income (FTE) and noninterest income, excluding net gain (loss) on sale of securities available for sale and certain nonrecurring impairments. The most directly comparable financial measure calculated in accordance with GAAP is our efficiency ratio.
These non-GAAP financial measures should not be considered alternatives to GAAP-basis financial statements and other bank holding companies may define or calculate these non-GAAP measures or similar measures differently. Whenever we present a non-GAAP financial measure in an SEC filing, we are also required to present the most directly comparable financial measure calculated and presented in accordance with GAAP and reconcile the differences between the non-GAAP financial measure and such comparable GAAP measure.
Management believes adjusting net interest income, net interest margin and net interest spread to a fully taxable-equivalent basis is a standard practice in the banking industry as these measures provide useful information to make peer comparisons. Tax-equivalent adjustments are reflected in the respective earning asset categories as listed in the “Average Balances with Average Yields and Rates” tables.
A reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables.

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About Southside Bancshares, Inc.

Southside Bancshares, Inc. is a bank holding company with approximately $8.35 billion in assets as of March 31, 2024, that owns 100% of Southside Bank.  Southside Bank currently has 55 branches in Texas and operates a network of 73 ATMs/ITMs.
To learn more about Southside Bancshares, Inc., please visit our investor relations website at https://investors.southside.com. Our investor relations site provides a detailed overview of our activities, financial information and historical stock price data.  To receive email notification of company news, events and stock activity, please register on the website under Resources and Investor Email Alerts.  Questions or comments may be directed to Lindsey Bailes at (903) 630-7965, or lindsey.bailes@southside.com.

Forward-Looking Statements
Certain statements of other than historical fact that are contained in this press release and in other written materials, documents and oral statements issued by or on behalf of the Company may be considered to be “forward-looking statements” within the meaning of and subject to the safe harbor protections of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date.  These statements may include words such as “expect,” “estimate,” “project,” “anticipate,” “appear,” “believe,” “could,” “should,” “may,” “might,” “will,” “would,” “seek,” “intend,” “probability,” “risk,” “goal,” “target,” “objective,” “plans,” “potential,” and similar expressions.  Forward-looking statements are statements with respect to the Company’s beliefs, plans, expectations, objectives, goals, anticipations, assumptions, estimates, intentions and future performance and are subject to significant known and unknown risks and uncertainties, which could cause the Company's actual results to differ materially from the results discussed in the forward-looking statements.  For example, discussions of the effect of our expansion, benefits of the Share Repurchase Plan, trends in asset quality, capital, liquidity, the Company's ability to sell nonperforming assets, expense reductions, planned operational efficiencies and earnings from growth and certain market risk disclosures, including the impact of interest rates, tax reform, inflation, the impacts related to or resulting from other economic factors are based upon information presently available to management and are dependent on choices about key model characteristics and assumptions and are subject to various limitations.  By their nature, certain of the market risk disclosures are only estimates and could be materially different from what actually occurs in the future.  Accordingly, our results could materially differ from those that have been estimated. The most significant factor that could cause future results to differ materially from those anticipated by our forward-looking statements include the ongoing impact of higher inflation levels, higher interest rates and general economic and recessionary concerns, all of which could impact economic growth and could cause a reduction in financial transactions and business activities, including decreased deposits and reduced loan originations, our ability to manage liquidity in a rapidly changing and unpredictable market, supply chain disruptions, labor shortages and changes in interest rates by the Federal Reserve.
Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, under “Part I - Item 1. Forward Looking Information” and “Part I - Item 1A. Risk Factors” and in the Company’s other filings with the Securities and Exchange Commission.  The Company disclaims any obligation to update any factors or to announce publicly the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.
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Southside Bancshares, Inc.
Consolidated Financial Summary (Unaudited)
(Dollars in thousands)

	As of
	2024	2023
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
ASSETS
Cash and due from banks	$96,744	$122,021	$105,601	$114,707	$101,109
Interest earning deposits	307,257	391,719	106,094	14,059	151,999
Federal funds sold	65,372	46,770	114,128	78,347	57,384
Securities available for sale, at estimated fair value	1,405,221	1,296,294	1,335,560	1,339,821	1,437,222
Securities held to maturity, at net carrying value	1,306,898	1,307,053	1,307,886	1,308,472	1,308,457
Total securities	2,712,119	2,603,347	2,643,446	2,648,293	2,745,679
Federal Home Loan Bank stock, at cost	27,958	11,936	12,778	10,801	16,696
Loans held for sale	756	10,894	1,382	1,666	407
Loans	4,577,368	4,524,510	4,420,633	4,329,043	4,152,644
Less: Allowance for loan losses	(43,557)	(42,674)	(41,760)	(36,303)	(36,332)
Net loans	4,533,811	4,481,836	4,378,873	4,292,740	4,116,312
Premises & equipment, net	139,491	138,950	139,473	139,801	141,363
Goodwill	201,116	201,116	201,116	201,116	201,116
Other intangible assets, net	2,588	2,925	3,295	3,702	4,144
Bank owned life insurance	136,604	136,330	135,737	134,951	134,635
Other assets	130,047	137,070	130,545	167,069	121,501
Total assets	$8,353,863	$8,284,914	$7,972,468	$7,807,252	$7,792,345

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest bearing deposits	$1,358,827	$1,390,407	$1,431,285	$1,466,756	$1,543,413
Interest bearing deposits	5,186,933	5,159,274	4,918,286	4,650,931	4,294,807
Total deposits	6,545,760	6,549,681	6,349,571	6,117,687	5,838,220
Other borrowings and Federal Home Loan Bank borrowings	770,151	722,468	608,038	683,348	958,810
Subordinated notes, net of unamortized debt issuance costs	93,913	93,877	93,838	93,796	98,710
Trust preferred subordinated debentures, net of unamortized debt issuance costs	60,271	60,270	60,269	60,267	60,266
Other liabilities	95,846	85,330	132,157	86,993	85,309
Total liabilities	7,565,941	7,511,626	7,243,873	7,042,091	7,041,315
Shareholders' equity	787,922	773,288	728,595	765,161	751,030
Total liabilities and shareholders' equity	$8,353,863	$8,284,914	$7,972,468	$7,807,252	$7,792,345

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Southside Bancshares, Inc.
Consolidated Financial Highlights (Unaudited)
(Dollars and shares in thousands, except per share data)

	Three Months Ended
	2024	2023
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
Income Statement:
Total interest income	$102,758	$98,939	$93,078	$86,876	$80,848
Total interest expense	49,410	44,454	39,805	32,960	27,495
Net interest income	53,348	54,485	53,273	53,916	53,353
Provision for (reversal of) credit losses	58	2,281	6,987	(74)	(40)
Net interest income after provision for (reversal of) credit losses	53,290	52,204	46,286	53,990	53,393
Noninterest income
Deposit services	5,985	6,305	6,479	6,291	6,422
Net gain (loss) on sale of securities available for sale	(18)	(10,386)	11	(3,455)	(2,146)
Net gain on sale of equity securities	—	—	—	2,642	2,416
Gain (loss) on sale of loans	(436)	178	96	185	104
Trust fees	1,336	1,431	1,522	1,490	1,467
Bank owned life insurance	784	2,602	790	756	1,675
Brokerage services	1,014	944	760	904	697
Other	1,059	1,427	1,178	1,651	1,398
Total noninterest income	9,724	2,501	10,836	10,464	12,033
Noninterest expense
Salaries and employee benefits	23,113	21,152	21,241	21,376	21,856
Net occupancy	3,362	3,474	3,796	3,690	3,734
Advertising, travel & entertainment	950	1,127	1,062	854	1,050
ATM expense	325	318	358	320	355
Professional fees	1,154	1,315	1,472	1,192	1,372
Software and data processing	2,856	2,644	2,432	2,264	2,055
Communications	449	435	359	348	327
FDIC insurance	943	892	902	1,220	544
Amortization of intangibles	337	370	407	442	478
Other	3,392	3,456	3,524	3,287	3,078
Total noninterest expense	36,881	35,183	35,553	34,993	34,849
Income before income tax expense	26,133	19,522	21,569	29,461	30,577
Income tax expense	4,622	2,206	3,120	4,568	4,543
Net income	$21,511	$17,316	$18,449	$24,893	$26,034

Common Share Data:
Weighted-average basic shares outstanding	30,262	30,235	30,502	30,721	31,372
Weighted-average diluted shares outstanding	30,305	30,276	30,543	30,754	31,464
Common shares outstanding end of period	30,284	30,249	30,338	30,532	31,121
Earnings per common share
Basic	$0.71	$0.57	$0.60	$0.81	$0.83
Diluted	0.71	0.57	0.60	0.81	0.83
Book value per common share	26.02	25.56	24.02	25.06	24.13
Tangible book value per common share	19.29	18.82	17.28	18.35	17.54
Cash dividends paid per common share	0.36	0.37	0.35	0.35	0.35

Selected Performance Ratios:
Return on average assets	1.03%	0.85%	0.93%	1.29%	1.38%
Return on average shareholders’ equity	11.02	9.31	9.50	13.32	13.92
Return on average tangible common equity (1)	15.07	13.10	13.17	18.59	19.36
Average yield on earning assets (FTE) (1)	5.38	5.30	5.15	5.00	4.76
Average rate on interest bearing liabilities	3.22	3.04	2.84	2.45	2.14
Net interest margin (FTE) (1)	2.86	2.99	3.02	3.17	3.21
Net interest spread (FTE) (1)	2.16	2.26	2.31	2.55	2.62
Average earning assets to average interest bearing liabilities	127.71	131.65	133.24	134.12	137.67
Noninterest expense to average total assets	1.77	1.73	1.79	1.82	1.85
Efficiency ratio (FTE) (1)	55.54	50.86	52.29	51.06	50.99
(1)Refer to “Non-GAAP Reconciliation” at the end of the financial statement tables in this Earnings Release for a reconciliation of this non-GAAP financial measure to the nearest GAAP financial measure.
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Southside Bancshares, Inc.
Consolidated Financial Highlights (Unaudited)
(Dollars in thousands)

	Three Months Ended
	2024	2023
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
Nonperforming Assets:	$7,979	$4,001	$4,381	$3,059	$3,180
Nonaccrual loans	7,709	3,889	4,316	3,017	3,169
Accruing loans past due more than 90 days	—	—	—	—	—
Restructured loans	151	13	15	—	—
Other real estate owned	119	99	50	—	—
Repossessed assets	—	—	—	42	11

Asset Quality Ratios:
Ratio of nonaccruing loans to:
Total loans	0.17%	0.09%	0.10%	0.07%	0.08%
Ratio of nonperforming assets to:
Total assets	0.10	0.05	0.05	0.04	0.04
Total loans	0.17	0.09	0.10	0.07	0.08
Total loans and OREO	0.17	0.09	0.10	0.07	0.08
Ratio of allowance for loan losses to:
Nonaccruing loans	565.01	1,097.30	967.56	1,203.28	1,146.48
Nonperforming assets	545.90	1,066.58	953.21	1,186.76	1,142.52
Total loans	0.95	0.94	0.94	0.84	0.87
Net charge-offs (recoveries) to average loans outstanding	0.03	0.11	0.08	0.03	0.03

Capital Ratios:
Shareholders’ equity to total assets	9.43	9.33	9.14	9.80	9.64
Common equity tier 1 capital	12.43	12.28	12.27	12.32	12.73
Tier 1 risk-based capital	13.47	13.32	13.31	13.37	13.81
Total risk-based capital	15.92	15.73	15.71	15.68	16.28
Tier 1 leverage capital	9.22	9.39	9.61	9.69	9.83
Period end tangible equity to period end tangible assets (1)	7.17	7.04	6.75	7.37	7.19
Average shareholders’ equity to average total assets	9.35	9.13	9.76	9.72	9.94

(1)Refer to the “Non-GAAP Reconciliation” at the end of the financial statement tables in this Earnings Release for a reconciliation of this non-GAAP financial measure to the nearest GAAP financial measure.
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Southside Bancshares, Inc.
Consolidated Financial Highlights (Unaudited)
(Dollars in thousands)

	Three Months Ended
	2024	2023
Loan Portfolio Composition	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
Real Estate Loans:
Construction	$599,464	$789,744	$720,515	$657,354	$591,894
1-4 Family Residential	720,508	696,738	689,492	684,878	672,595
Commercial	2,413,345	2,168,451	2,117,306	2,100,338	1,990,861
Commercial Loans	358,053	366,893	385,816	383,724	388,182
Municipal Loans	427,225	441,168	441,512	435,211	438,566
Loans to Individuals	58,773	61,516	65,992	67,538	70,546
Total Loans	$4,577,368	$4,524,510	$4,420,633	$4,329,043	$4,152,644

Summary of Changes in Allowances:
Allowance for Loan Losses
Balance at beginning of period	$42,674	$41,760	$36,303	$36,332	$36,515
Loans charged-off	(634)	(1,572)	(1,262)	(737)	(633)
Recoveries of loans charged-off	347	284	378	430	362
Net loans (charged-off) recovered	(287)	(1,288)	(884)	(307)	(271)
Provision for (reversal of) loan losses	1,170	2,202	6,341	278	88
Balance at end of period	$43,557	$42,674	$41,760	$36,303	$36,332

Allowance for Off-Balance-Sheet Credit Exposures
Balance at beginning of period	$3,932	$3,853	$3,207	$3,559	$3,687
Provision for (reversal of) off-balance-sheet credit exposures	(1,112)	79	646	(352)	(128)
Balance at end of period	$2,820	$3,932	$3,853	$3,207	$3,559
Total Allowance for Credit Losses	$46,377	$46,606	$45,613	$39,510	$39,891

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Southside Bancshares, Inc.
Average Balances and Average Yields and Rates (Annualized) (Unaudited)
(Dollars in thousands)

The tables that follow show average earning assets and interest bearing liabilities together with the average yield on the earning assets and the average rate of the interest bearing liabilities for the periods presented. The interest and related yields presented are on a fully taxable-equivalent basis and are therefore non-GAAP measures. See “Non-GAAP Financial Measures” and “Non-GAAP Reconciliation” for more information.

	Three Months Ended
	March 31, 2024			December 31, 2023
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Loans (1)	$4,559,602	$68,849	6.07%	$4,473,618	$67,886	6.02%
Loans held for sale	8,834	18	0.82%	1,858	27	5.77%
Securities:
Taxable investment securities (2)	780,423	6,967	3.59%	852,023	7,970	3.71%
Tax-exempt investment securities (2)	1,285,922	13,168	4.12%	1,456,187	15,688	4.27%
Mortgage-backed and related securities (2)	764,713	10,119	5.32%	581,548	6,865	4.68%
Total securities	2,831,058	30,254	4.30%	2,889,758	30,523	4.19%
Federal Home Loan Bank stock, at cost, and equity investments	40,063	333	3.34%	24,674	296	4.76%
Interest earning deposits	380,181	5,202	5.50%	150,763	2,054	5.41%
Federal funds sold	62,599	838	5.38%	93,149	1,286	5.48%
Total earning assets	7,882,337	105,494	5.38%	7,633,820	102,072	5.30%
Cash and due from banks	114,379			110,380
Accrued interest and other assets	441,783			374,120
Less: Allowance for loan losses	(42,973)			(41,822)
Total assets	$8,395,526			$8,076,498
LIABILITIES AND SHAREHOLDERS’ EQUITY
Savings accounts	$604,529	1,424	0.95%	$610,453	1,432	0.93%
Certificates of deposit	941,947	10,341	4.42%	910,759	9,691	4.22%
Interest bearing demand accounts	3,634,936	26,433	2.92%	3,469,120	24,498	2.80%
Total interest bearing deposits	5,181,412	38,198	2.97%	4,990,332	35,621	2.83%
Federal Home Loan Bank borrowings	607,033	5,950	3.94%	262,709	1,430	2.16%
Subordinated notes, net of unamortized debt issuance costs	93,895	956	4.10%	93,859	965	4.08%
Trust preferred subordinated debentures, net of unamortized debt issuance costs	60,270	1,175	7.84%	60,269	1,195	7.87%
Repurchase agreements	92,177	967	4.22%	96,622	1,008	4.14%
Other borrowings	137,287	2,164	6.34%	294,683	4,235	5.70%
Total interest bearing liabilities	6,172,074	49,410	3.22%	5,798,474	44,454	3.04%
Noninterest bearing deposits	1,338,384			1,424,961
Accrued expenses and other liabilities	100,014			115,388
Total liabilities	7,610,472			7,338,823
Shareholders’ equity	785,054			737,675
Total liabilities and shareholders’ equity	$8,395,526			$8,076,498
Net interest income (FTE)		$56,084			$57,618
Net interest margin (FTE)			2.86%			2.99%
Net interest spread (FTE)			2.16%			2.26%

(1)Interest on loans includes net fees on loans that are not material in amount.
(2)For the purpose of calculating the average yield, the average balance of securities is presented at historical cost.

Note: As of March 31, 2024 and December 31, 2023, loans totaling $7.7 million and $3.9 million, respectively, were on nonaccrual status. Our policy is to reverse previously accrued but unpaid interest on nonaccrual loans; thereafter, interest income is recorded to the extent received when appropriate.

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Southside Bancshares, Inc.
Average Balances and Average Yields and Rates (Annualized) (Unaudited)
(Dollars in thousands)

	Three Months Ended
	September 30, 2023			June 30, 2023
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Loans (1)	$4,396,184	$64,758	5.84%	$4,197,130	$59,334	5.67%
Loans held for sale	1,537	26	6.71%	1,664	23	5.54%
Securities:
Taxable investment securities (2)	912,789	8,731	3.79%	925,445	8,773	3.80%
Tax-exempt investment securities (2)	1,510,044	16,232	4.26%	1,562,232	16,182	4.15%
Mortgage-backed and related securities (2)	442,908	4,426	3.96%	401,427	3,830	3.83%
Total securities	2,865,741	29,389	4.07%	2,889,104	28,785	4.00%
Federal Home Loan Bank stock, at cost, and equity investments	22,363	265	4.70%	21,480	379	7.08%
Interest earning deposits	37,891	535	5.60%	56,604	742	5.26%
Federal funds sold	94,441	1,253	5.26%	59,186	748	5.07%
Total earning assets	7,418,157	96,226	5.15%	7,225,168	90,011	5.00%
Cash and due from banks	106,348			103,559
Accrued interest and other assets	400,850			419,420
Less: Allowance for loan losses	(36,493)			(36,512)
Total assets	$7,888,862			$7,711,635
LIABILITIES AND SHAREHOLDERS’ EQUITY
Savings accounts	$622,246	1,458	0.93%	$648,560	1,430	0.88%
Certificates of deposit	949,894	9,443	3.94%	797,992	6,365	3.20%
Interest bearing demand accounts	3,189,048	20,050	2.49%	2,841,818	13,884	1.96%
Total interest bearing deposits	4,761,188	30,951	2.58%	4,288,370	21,679	2.03%
Federal Home Loan Bank borrowings	230,184	1,174	2.02%	211,309	1,032	1.96%
Subordinated notes, net of unamortized debt issuance costs	93,817	962	4.07%	97,804	994	4.08%
Trust preferred subordinated debentures, net of unamortized debt issuance costs	60,268	1,178	7.75%	60,266	1,100	7.32%
Repurchase agreements	104,070	1,048	4.00%	97,915	883	3.62%
Other borrowings	317,913	4,492	5.61%	631,447	7,272	4.62%
Total interest bearing liabilities	5,567,440	39,805	2.84%	5,387,111	32,960	2.45%
Noninterest bearing deposits	1,441,738			1,490,445
Accrued expenses and other liabilities	109,490			84,252
Total liabilities	7,118,668			6,961,808
Shareholders’ equity	770,194			749,827
Total liabilities and shareholders’ equity	$7,888,862			$7,711,635
Net interest income (FTE)		$56,421			$57,051
Net interest margin (FTE)			3.02%			3.17%
Net interest spread (FTE)			2.31%			2.55%

(1)Interest on loans includes net fees on loans that are not material in amount.
(2)For the purpose of calculating the average yield, the average balance of securities is presented at historical cost.

Note: As of September 30, 2023 and June 30, 2023, loans totaling $4.3 million and $3.0 million, respectively, were on nonaccrual status. Our policy is to reverse previously accrued but unpaid interest on nonaccrual loans; thereafter, interest income is recorded to the extent received when appropriate.

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Southside Bancshares, Inc.
Average Balances and Average Yields and Rates (Annualized) (Unaudited)
(Dollars in thousands)

	Three Months Ended
	March 31, 2023
	Average Balance	Interest	Average Yield/Rate
ASSETS
Loans (1)	$4,128,775	$55,453	5.45%
Loans held for sale	1,662	20	4.88%
Securities:
Taxable investment securities (2)	690,864	5,712	3.35%
Tax-exempt investment securities (2)	1,692,700	16,466	3.95%
Mortgage-backed and related securities (2)	455,811	4,329	3.85%
Total securities	2,839,375	26,507	3.79%
Federal Home Loan Bank stock, at cost, and equity investments	31,470	245	3.16%
Interest earning deposits	87,924	1,033	4.76%
Federal funds sold	72,630	837	4.67%
Total earning assets	7,161,836	84,095	4.76%
Cash and due from banks	107,765
Accrued interest and other assets	398,709
Less: Allowance for loan losses	(36,690)
Total assets	$7,631,620
LIABILITIES AND SHAREHOLDERS’ EQUITY
Savings accounts	$665,919	1,313	0.80%
Certificates of deposit	787,887	5,407	2.78%
Interest bearing demand accounts	2,983,218	13,186	1.79%
Total interest bearing deposits	4,437,024	19,906	1.82%
Federal Home Loan Bank borrowings	404,199	3,141	3.15%
Subordinated notes, net of unamortized debt issuance costs	98,693	999	4.11%
Trust preferred subordinated debentures, net of unamortized debt issuance costs	60,265	1,031	6.94%
Repurchase agreements	65,435	492	3.05%
Other borrowings	136,700	1,926	5.71%
Total interest bearing liabilities	5,202,316	27,495	2.14%
Noninterest bearing deposits	1,588,725
Accrued expenses and other liabilities	81,829
Total liabilities	6,872,870
Shareholders’ equity	758,750
Total liabilities and shareholders’ equity	$7,631,620
Net interest income (FTE)		$56,600
Net interest margin (FTE)			3.21%
Net interest spread (FTE)			2.62%

(1)Interest on loans includes net fees on loans that are not material in amount.
(2)For the purpose of calculating the average yield, the average balance of securities is presented at historical cost.

Note: As of March 31, 2023, loans totaling $3.2 million were on nonaccrual status. Our policy is to reverse previously accrued but unpaid interest on nonaccrual loans; thereafter, interest income is recorded to the extent received when appropriate.

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Southside Bancshares, Inc.
Non-GAAP Reconciliation (Unaudited)
(Dollars and shares in thousands, except per share data)
The following tables set forth the reconciliation of return on average common equity to return on average tangible common equity, book value per share to tangible book value per share, net interest income to net interest income adjusted to a fully taxable-equivalent basis assuming a 21% marginal tax rate for interest earned on tax-exempt assets such as municipal loans and investment securities, along with the calculation of total revenue, adjusted noninterest expense, efficiency ratio (FTE), net interest margin (FTE) and net interest spread (FTE) for the applicable periods presented.

	Three Months Ended
	2024	2023
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
Reconciliation of return on average common equity to return on average tangible common equity:
Net income	$21,511	$17,316	$18,449	$24,893	$26,034
After-tax amortization expense	266	292	322	349	378
Adjusted net income available to common shareholders	$21,777	$17,608	$18,771	$25,242	$26,412

Average shareholders' equity	$785,054	$737,675	$770,194	$749,827	$758,750
Less: Average intangibles for the period	(203,910)	(204,267)	(204,658)	(205,086)	(205,555)
Average tangible shareholders' equity	$581,144	$533,408	$565,536	$544,741	$553,195

Return on average tangible common equity	15.07%	13.10%	13.17%	18.59%	19.36%

Reconciliation of book value per share to tangible book value per share:
Common equity at end of period	$787,922	$773,288	$728,595	$765,161	$751,030
Less: Intangible assets at end of period	(203,704)	(204,041)	(204,411)	(204,818)	(205,260)
Tangible common shareholders' equity at end of period	$584,218	$569,247	$524,184	$560,343	$545,770

Total assets at end of period	$8,353,863	$8,284,914	$7,972,468	$7,807,252	$7,792,345
Less: Intangible assets at end of period	(203,704)	(204,041)	(204,411)	(204,818)	(205,260)
Tangible assets at end of period	$8,150,159	$8,080,873	$7,768,057	$7,602,434	$7,587,085

Period end tangible equity to period end tangible assets	7.17%	7.04%	6.75%	7.37%	7.19%

Common shares outstanding end of period	30,284	30,249	30,338	30,532	31,121
Tangible book value per common share	$19.29	$18.82	$17.28	$18.35	$17.54

Reconciliation of efficiency ratio to efficiency ratio (FTE), net interest margin to net interest margin (FTE) and net interest spread to net interest spread (FTE):
Net interest income (GAAP)	$53,348	$54,485	$53,273	$53,916	$53,353
Tax-equivalent adjustments:
Loans	656	680	674	673	697
Tax-exempt investment securities	2,080	2,453	2,474	2,462	2,550
Net interest income (FTE) (1)	56,084	57,618	56,421	57,051	56,600
Noninterest income	9,724	2,501	10,836	10,464	12,033
Nonrecurring income (2)	18	8,376	(11)	226	(1,221)
Total revenue	$65,826	$68,495	$67,246	$67,741	$67,412

Noninterest expense	$36,881	$35,183	$35,553	$34,993	$34,849
Pre-tax amortization expense	(337)	(370)	(407)	(442)	(478)
Nonrecurring expense (3)	17	22	17	36	3
Adjusted noninterest expense	$36,561	$34,835	$35,163	$34,587	$34,374

Efficiency ratio	57.95%	53.30%	54.86%	53.54%	53.57%
Efficiency ratio (FTE) (1)	55.54%	50.86%	52.29%	51.06%	50.99%

Average earning assets	$7,882,337	$7,633,820	$7,418,157	$7,225,168	$7,161,836

Net interest margin	2.72%	2.83%	2.85%	2.99%	3.02%
Net interest margin (FTE) (1)	2.86%	2.99%	3.02%	3.17%	3.21%

Net interest spread	2.02%	2.10%	2.14%	2.37%	2.44%
Net interest spread (FTE) (1)	2.16%	2.26%	2.31%	2.55%	2.62%
(1)These amounts are presented on a fully taxable-equivalent basis and are non-GAAP measures.
(2)These adjustments may include net gain or loss on sale of securities available for sale, net gain on sale of equity securities, BOLI income related to death benefits realized and other investment income or loss in the periods where applicable.
(3)These adjustments may include foreclosure expenses and branch closure expenses, in the periods where applicable.
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